Exhibit 99.1
BOB EVANS ANNOUNCES SECOND-QUARTER RESULTS
Net income increases 37 percent and operating income increases 23 percent; driven by strong performance from food products segment
Company reaffirms operating income outlook for fiscal 2010
COLUMBUS, Ohio — Nov. 10, 2009 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced results for the 2010 second fiscal quarter ended Friday, Oct. 23, 2009.
Second-quarter commentary
Chairman and Chief Executive Officer Steve Davis said strong food products performance enabled the Company to meet its second-quarter operating income goals, despite challenges in the restaurant segment. “Our food products presence positions us better than most restaurant companies to capitalize on a shift in consumer spending during an economic downturn, as evidenced by our 10-percent increase of comparable pounds sold in the second quarter,” Davis said. “Furthermore, by converting our food products segment from a direct-store-delivery distribution system to a warehouse model last year, we have significantly improved our sales volume and profitability. This conversion, coupled with lower sow costs, drove the improvement in our food products segment during the second quarter.
“Same-store sales in our restaurant segment were below our expectations,” Davis said. “However, our productivity initiatives have mitigated the margin decline related to deleverage from lower sales.
“Despite the challenges in our restaurant segment, our strong performance in the food products segment and effective cost management gives us the confidence to reaffirm our operating income outlook for the 2010 fiscal year.”
Second-quarter consolidated results
The Company reported consolidated operating income of $24.9 million in the second quarter of fiscal 2010, a 22.8 percent increase compared to $20.3 million in the second quarter of fiscal 2009. This increase is due to significantly improved profitability in the food products segment, which more than offset a decline in the restaurant segment’s operating income. Additionally, last year’s second-quarter operating income included a $0.7 million pretax gain on the sale of real estate assets, whereas the Company did not record any gains from the sale of real estate assets in the second quarter this year.
The Company reported net income of $15.5 million in the second quarter of fiscal 2010, a 36.5 percent increase compared to $11.3 million in the second quarter of fiscal 2009. The net income improvement is due to the factors cited for the operating income comparison, as well as a $0.9 million reduction in interest expense and a 190 basis-point year-over-year improvement in the Company’s second-quarter effective tax rate. The lower interest expense is primarily due to a $30 million debt reduction during the first half of fiscal 2010.
Below is a line-by-line summary of the Company’s consolidated fiscal 2010 second-quarter income statement.

•	Net sales — Net sales were $424.8 million in the second quarter of fiscal 2010, a 2.4 percent decrease compared to $435.5 million in the second quarter of fiscal 2009. This decrease is the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café, partly offset by a sales increase in the food products segment.

•	Cost of sales — Cost of sales was $123.3 million, or 29.0 percent of net sales, in the second quarter of fiscal 2010, compared to $137.2 million, or 31.5 percent of net sales in the second quarter of fiscal 2009. The lower cost of sales is primarily the result of lower commodities costs, mix shifts to higher-margin products and effective supply chain management in the restaurant segment, as well as a 36-percent year-over-year decrease in sow costs in the food products segment, which averaged $33.00 per hundredweight compared to $51.00 a year ago.

•	Operating wages — Operating wages were $149.0 million, or 35.1 percent of net sales, in the second quarter of fiscal 2010, compared to $150.4 million, or 34.5 percent of net sales, in the second quarter of fiscal 2009. This increase as a percentage of sales is the result of minimum wage increases and negative leverage due to same-store sales declines at both restaurant concepts, as well as higher food products wages associated with the expansion of the Company’s Sulphur Springs plant, partly offset by a reduction in labor hours in the restaurant segment. Sulphur Springs start-up costs were higher than originally anticipated, as the Company accelerated its production schedule to meet higher-than-expected demand.

•	Other operating expenses — Other operating expenses were $70.7 million, or 16.6 percent of net sales, in the second quarter of fiscal 2010, compared to $71.2 million, or 16.3 percent of net sales, in the second quarter of fiscal 2009. This increase as a percentage of sales is due primarily to higher advertising and occupancy expenses in the restaurant segment, partly offset by lower pre-opening and utility expenses in the restaurant segment.

•	SG&A — Selling, general and administrative expenses were $36.3 million, or 8.5 percent of net sales in the second quarter of fiscal 2010, compared to $36.0 million, or 8.3 percent of net sales, in the second quarter of fiscal 2009. This increase is primarily the result of deleverage from lower sales in the restaurant segment. Also contributing to the increase was the prior-year pretax gain of $0.7 million on the sale of real estate assets. The Company did not record any gains from the sale of real estate assets in the second quarter of fiscal 2010. Partly offsetting the negative impact of these items was the benefit of converting the food products segment to a more efficient distribution system.

•	Net interest expense — The Company’s net interest expense was $2.5 million in the second quarter of fiscal 2010 compared to $3.4 million in the second quarter of fiscal 2009. The lower interest expense is primarily due to a $30 million debt reduction during the first half of fiscal 2010.

•	Income taxes — The Company’s effective tax rate for the second quarter of fiscal 2010 was 30.8 percent. This compares to an effective tax rate of 32.7 percent in the second quarter of fiscal 2009. The lower effective tax rate is the result of the favorable tax treatment of certain insurance items.

•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 31.1 million in the second quarter of fiscal 2010 compared to 30.9 million in the second quarter of fiscal 2009. The Company did not repurchase shares in the second quarter.
Second-quarter restaurant segment summary
The restaurant segment reported operating income of $16.3 million, or 4.7 percent of net sales, in the second quarter of fiscal 2010, compared to $19.4 million, or 5.4 percent of net sales, in the second quarter of fiscal 2009. This decline is due primarily to lower same-store sales, partly offset by lower cost of sales, which resulted from more favorable commodities costs, effective supply chain management and mix shifts to higher-margin products. Also contributing to the decline was the prior-year pretax gain of $0.7 million on the sale of real estate assets. Below is a summary of the restaurant segment’s second-quarter 2010 income statement:
Net sales — The restaurant segment’s net sales decreased 3.3 percent compared to a year ago, from $357.2 million in the second quarter of fiscal 2009 to $345.4 million in the second quarter of fiscal 2010. Same-store sales at Bob Evans Restaurants were down 2.8 percent in the second quarter of fiscal 2010, with average menu prices up 2.3 percent. At Mimi’s Café, same-store sales decreased 6.8 percent for the second quarter of fiscal 2010, with average menu prices up 2.2 percent. See the table below for month-by-month same-store sales results by restaurant concept. The Company opened one new Mimi’s Café at the end of the second quarter and did not close any restaurants in the quarter.
Cost of sales — The restaurant segment’s cost of sales decreased 80 basis points from 25.3 percent of net sales in the second quarter of fiscal 2009 to 24.5 percent in the second quarter of fiscal 2010. This improvement is due to lower commodities costs, effective supply chain management and mix shifts to higher-margin products.
Operating wages — The restaurant segment’s cost of labor increased 50 basis points from 39.7 percent of net sales in the second quarter of fiscal 2009 to 40.2 percent in the second quarter of fiscal 2010 due to deleverage from negative same-store sales and minimum wage increases, partly offset by reductions in labor hours at both restaurant concepts.
Other operating expenses — The restaurant segment’s other operating expenses increased 40 basis points, from 18.8 percent of net sales in the second quarter of fiscal 2009 to 19.2 percent in the second quarter of fiscal 2010. This increase is due to deleverage from lower same-store sales, as well as higher advertising and occupancy expenses, partly offset by lower utility and pre-opening expenses.
SG&A — The restaurant segment’s selling, general and administrative expenses increased 50 basis points, from 5.6 percent of net sales in the second quarter of fiscal 2009 to 6.1 percent in the second quarter of fiscal 2010. This increase is due primarily to deleverage from sales declines at both restaurant concepts, as well as the prior-year benefit of $0.7 million in pretax gains on the sale of real estate assets. The Company did not record any gains from the sale of real estate assets in the second quarter of fiscal 2010.
The table below contains the second-quarter fiscal 2010 same-store sales results for Bob Evans Restaurants and Mimi’s Café.

SAME-STORE SALES	SSS Restaurants	Aug.	Sept.	Oct.	2Q FY 2010	FY 2010
Bob Evans	560	-3.0%	-3.5%	-2.0%	-2.8%	-2.9%
Mimi’s Café	115	-5.2%	-8.1%	-7.2%	-6.8%	-6.6%
COMBINED	675	-3.6%	-4.7%	-3.3%	-3.8%	-3.9%
Second-quarter food products segment summary
Reported operating income for the food products segment was $8.6 million in the second quarter of fiscal 2010, or 10.8 percent of net sales, compared to $0.9 million, or 1.2 percent of net sales, in the second quarter of fiscal 2009. The operating income increase is due primarily to a 36 percent year-over-year decrease in sow costs, which averaged $33.00 per hundredweight compared to $51.00 a year ago.
Below is a line-by-line summary of the food products segment’s second-quarter fiscal 2010 income statement:
Net sales — The food products segment’s net sales were $79.5 million in the second quarter of fiscal 2010, up 1.6 percent compared to $78.2 million in the second quarter of fiscal 2009. Pounds sold of comparable products increased 10 percent in the second quarter of fiscal 2010 compared to the second quarter of fiscal 2009, driven by new account gains and new authorizations in existing accounts of sausage products and side dishes. A higher amount of promotional discounts provided to retailers reduced the amount of the net sales increase relative to the comparable pounds sold increase.
Cost of sales — The food products segment’s cost of sales decreased from 59.7 percent of net sales in the second quarter of fiscal 2009 to 49.0 percent in the second quarter of fiscal 2010 due to the previously mentioned decrease in sow costs.
Operating wages — The food products segment’s cost of labor increased 170 basis points, from 11.1 percent of net sales in the second quarter of fiscal 2009 to 12.8 percent in the second quarter of fiscal 2010. The increase was due primarily to higher production hours in an effort to capitalize on lower sow costs in advance of the peak holiday selling season, as well as additional labor hours associated with the expansion of the Company’s Sulphur Springs facility.
Other operating expenses — The food products segment’s other operating expenses increased 30 basis points, from 5.2 percent of net sales in the second quarter of fiscal 2009 to 5.5 percent in the second quarter of fiscal 2010. The increase was due primarily to additional production in an effort to capitalize on lower sow costs in advance of the peak holiday selling season, as well as additional expenses associated with the expansion of the Company’s Sulphur Springs facility.
SG&A — The food products segment’s selling, general and administrative expenses decreased 130 basis points, from 20.3 percent of net sales in the second quarter of fiscal 2009 to 19.0 percent in the second quarter of fiscal 2010. The decrease reflected the lower cost structure associated with a warehouse distribution system in contrast to the Company’s previous direct-store-delivery (or DSD) system.

Fiscal year 2010 outlook
The Company reaffirmed its estimate for reported fiscal 2010 operating income of approximately $110 million to $115 million. The outlook for fiscal 2010 includes the impact of a 53rd week, which the Company estimates will contribute an incremental $31 million in net sales and $5 million in operating income. This outlook also relies on a number of important assumptions, including same-store sales estimates and the risk factors discussed in the Company’s securities filings.
Particular assumptions for the Company’s full year include the following:
•	Net sales — Consolidated year-over-year flat net sales. This includes:
•	Bob Evans Restaurants — Net sales down about 1 percent, with same-store sales in the negative 3 to 4 percent range. The Company does not expect to build any new Bob Evans restaurants, but plans to rebuild two restaurants in fiscal 2010.

•	Mimi’s Café — Slightly negative to flat net sales, with same-store sales in the negative 6 to 7 percent range. The Company expects to open two new Mimi’s Cafes in fiscal 2010.

•	Food products — Overall sales growth of approximately 6 to 7 percent, higher than previously forecasted.
•	Restaurant operating margins — The Company expects restaurant operating margins of approximately 6 to 7 percent. Included in this estimate are the following assumptions:
•	Cost of sales — Continued improvements due to easing commodity prices, positive mix shifts and effective supply chain management.

•	Operating wages — Continued pressure from minimum wage increases, partly offset by continued labor efficiencies.
•	Food products operating margins — The Company expects food products operating margins of approximately 7 to 8 percent. Included in this estimate are average sow costs of approximately $40 to $45 per hundredweight.

•	Depreciation and amortization — Approximately $83 million to $85 million for the 2010 fiscal year.

•	Net interest expense of approximately $10 million to $11 million for fiscal 2010.

•	An effective tax rate of approximately 32 percent for fiscal 2010.

•	A diluted weighted-average share count of approximately 31 million for the 2010 fiscal year.

•	Capital expenditures of about $60 to $65 million for the 2010 fiscal year.
The Company continues to expect substantively lower future capital expenditures for restaurant development in fiscal 2010 at both Bob Evans Restaurants and Mimi’s Café. Specifically, the Company expects to build no new Bob Evans Restaurants and two Mimi’s Cafés in fiscal 2010.

Company to host conference call
The Company will hold its second-quarter conference call at 10 a.m. (ET) on Wednesday, Nov. 11, 2009. The dial-in number is (800) 690-3108, access code 39790495. To access the simultaneous webcast, go to www.bobevans.com/ir. The conference call replay will be available for 48 hours, beginning two hours after the call, at (800) 642-1687, access code: 39790495. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the second fiscal quarter (Oct. 23, 2009), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2009 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contact:
David D. Poplar
Vice President of Investor Relations
(614) 492-4954

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Six Months Ended
	Oct. 23, 2009	Oct. 24, 2008	Oct. 23, 2009	Oct. 24, 2008
Net Sales
Restaurant Segment	$345,385	$357,230	$705,200	$725,373
Food Products Segment	79,462	78,225	149,127	150,369

Total	$424,847	$435,455	$854,327	$875,742

Operating Income
Restaurant Segment	$16,324	$19,370	$36,712	$36,930
Food Products Segment	8,583	912	13,334	6,872

Total	$24,907	$20,282	$50,046	$43,802

Net Interest Expense	$2,537	$3,434	$5,277	$6,319

Income Before Income Taxes	$22,370	$16,848	$44,769	$37,483

Provisions for Income Taxes	$6,888	$5,509	$13,172	$12,335

Net Income	$15,482	$11,339	$31,597	$25,148

Earnings Per Share
Basic	$0.50	$0.37	$1.02	$0.82
Diluted	$0.50	$0.37	$1.02	$0.81

Average Shares Outstanding
Basic	31,005	30,822	30,923	30,775
Diluted	31,118	30,930	31,035	30,921